Exhibit 99.1

Inter Office MEMORANDUM

From the desk of….

Date:	January 28, 2005	Equitable Resources, Inc.
Law Department
To:	ALL DIRECTORS	301 Grant Street
	ALL EXECUTIVE OFFICERS	One Oxford Centre
Suite 3300
From:	Johanna G. O’Loughlin	Pittsburgh, PA 15219
Phone: 412-553-7760
RE:	Extension of Blackout Period	Fax: 412-553-7781

By memoranda from me dated November 23, 2004 and December 3, 2004, you were advised of an upcoming “Blackout Period” during which you would not be permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of Equitable Resources, Inc. (the “Company”) if the equity security was acquired in connection with your service or employment as a director or executive officer.

The Blackout Period, which began January 7, 2005, related to our transition from Putnam Investments to Fidelity Investments as our trustee and recordkeeper in respect of certain benefit plans.  We expected the Blackout Period to end during the week of January 23, 2005.  Transition issues relative to Company Common Stock held in respect of our deferred compensation plans have resulted in an extension of the period during which participants in those plans may not engage in transactions in Company Common Stock; accordingly, we are required by law to extend the Blackout Period during which you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity securities of the Company acquired in connection with your service or employment as a director or executive officer.

We currently expect the Blackout Period to end during the week of February 13, 2005.  We will advise you when the Blackout Period ends.  Do not hesitate to contact Kim Sachse (412-553-5758) or me (at the phone number above) should you have any questions.